EXHIBIT 10.2

RESTRICTED STOCK AWARD AND NON-COMPETITION AGREEMENT
(EMPLOYEE GRANT)
To: Date of Grant: Number of Restricted Shares:
THIS RESTRICTED STOCK AWARD AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into between Perficient, Inc., a Delaware corporation (the “Corporation”), and _______________ (“Employee”) effective the later of the date this Agreement is signed by the Corporation, and the date it is signed by Employee, as indicated below.
WITNESSETH:
WHEREAS, Employee is employed by the Corporation or a Subsidiary or desires to be employed by the Corporation or a Subsidiary and desires to have access to Confidential Information (defined below);
WHEREAS, pursuant to the Second Amended and Restated Perficient, Inc. 2012 Long Term Incentive Plan (the “Plan”), the Corporation has elected to grant Employee an opportunity to receive the aggregate number of Restricted Shares of the Corporation’s authorized Common Stock listed above (the “Award”), subject to the terms and conditions set forth in this Agreement and the Plan;
WHEREAS, Employee is willing and desires to receive the Award pursuant to and upon the terms and conditions set out in this Agreement and the Plan and acknowledges receipt of Confidential Information in consideration and exchange for Employee’s agreement to maintain confidentiality and not compete with the Corporation or its Subsidiaries as set out in this Agreement;
WHEREAS, a condition to Employee’s receipt of the Award, and Employee’s receipt of Confidential Information (which Employee acknowledges receiving), is Employee’s execution and delivery of this Agreement to the Corporation and in particular Employee’s agreement to comply with and abide by the restrictions on competition and solicitation of employees and customers set out in this Agreement;
NOW, THEREFORE, in consideration of the matters referenced above, and in order for Employee to receive the Award (and to induce the Corporation to grant the Award), and to receive access to Confidential Information, the parties agree as follows:

1. Applicability of the Plan; Other Agreements.
(a) This Award is granted pursuant to the Plan, a copy of which has been made available to Employee and shall be deemed a part of this Agreement as if fully set forth herein.  If any provision of this Agreement (other than the provisions of Paragraphs 15-17 conflicts with the expressly applicable terms of the Plan, the provisions of the Plan shall control and, if necessary, the applicable provisions of the Agreement shall be deemed to be amended to comply with the terms of the Plan.

(b) This Agreement sets forth the terms of the agreement between Employee and the Corporation with respect to the Restricted Shares.  By accepting this Agreement, Employee agrees to be bound by all of the terms hereof.
(c) This Agreement is in addition to and not in lieu of, and does not supersede, cancel or replace, any agreement regarding confidentiality, intellectual property, non-competition, or non-solicitation or non-recruitment of customers, consultants or employees previously or subsequently signed by Employee.  Likewise, this Agreement does not alter or amend the terms of any existing agreement between the Corporation and Employee concerning employment, except that such agreement shall not operate to preclude the enforcement, or cancel, the terms of this Agreement, and this Agreement shall be enforceable independent of any such agreement.  In case of any conflict between the terms of this Agreement, and the terms of any such agreement concerning employment, the terms of agreement concerning employment shall not operate to cancel, supersede or preclude the enforcement of the terms of this Agreement. The terms of any other such agreement shall be construed and enforced without reference to this Agreement unless such other agreement references this Agreement specifically or generally.
2. Definitions.  Capitalized terms used herein but not defined herein shall have the meanings set forth in the Plan. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:
(a)  “Board of Directors” means the board of directors of the Corporation.
(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Missouri are authorized or obligated by law or executive order to close.
(c)  “Committee” means the Compensation Committee of the Board of Directors.
(d) “Common Stock” means the authorized common stock of the Corporation, par value $0.001 per share, as described in the Corporation’s Certificate of Incorporation, as amended from time to time.
(e) “Competing Business” means any person or entity that offers, markets, provides or is demonstrably planning to offer, market or provide any Competitive Products or Services.
(f) “Competitive Duties” means duties on behalf of a Competing Business that relate to Competitive Products or Services in any way and:  (i) are substantially similar to the duties the Employee performed or hereafter performed for the Corporation or its Subsidiaries; (ii) involve management (in any capacity), operation, advice or control of a Competing Business; (iii) are performed in the capacity of a director, officer, general partner, manager or executive of a Competing Business and relate to Competitive Products or Services; or (iv) involve the sale or marketing of any Competitive Products or Services.

(g) “Competitive Products or Services” means any products or services that are of a type or nature that are an alternative to, the same, as similar to any of the products or services being offered, sold, provided, marketed, or actively developed (as evidenced by internal company documents and records of the Corporation or its Subsidiaries) by the Corporation or any of its Subsidiaries as of the date hereof or as of the date of the termination of Employee’s employment with the Corporation or one of its Subsidiaries for any or no reason (or, if applicable, as of the time prior thereto when Employee seeks to engage in any activity prohibited by this Agreement).
(h) “Confidentiality Agreement” means the Corporation’s Confidentiality and Intellectual Property Assignment Agreement, Confidentiality, Restrictive Covenant and Inventions Agreement, or any successor agreements therefor.
(i)  “Covered Client” means (i) any business partner, client or customer of the Corporation or a Subsidiary with whom Employee (or someone under Employee’s management) had contact (or learned Confidential Information about) (whether in person, by phone, by e-mail, or otherwise) as an employee of the Corporation or a Subsidiary during the last twelve (12) months of Employee’s employment (or, if applicable, as of the time prior thereto when Employee seeks to engage in any activity prohibited by this Agreement); and (ii) any of the Corporation’s clients or Prospective Clients about whom Employee had any Confidential Information during the last twelve (12) months of Employee’s employment (or, if applicable, as of the time prior thereto when Employee seeks to engage in any activity prohibited by this Agreement).
(j) “Date of Grant” means the date designated as such at the beginning of this Agreement.
(k)  “Fair Market Value” means with respect to a share of Common Stock, the last reported sale price of such share on the date of determination, or on the most recent date on which such share is traded prior to that date, as reported on the NASDAQ Global Select Market.
(l) “NASDAQ” means the National Association of Securities Dealers Automated Quotations.
(m) “Prospective Client” means any identified person, entity, or business concern that, as of the date hereof or as of the date of the termination of Employee’s employment for any or no reason (or, if applicable, as of the time prior thereto when Employee seeks to engage in any activity prohibited by this Agreement):  (i) the Corporation has spent time and resources courting or developing as a potential user of the Corporation’s or its Subsidiary’s Competitive Products or Services as evidenced by internal company documents and records (including e-mail); or (ii) has entered into specific discussions with the Corporation regarding the Corporation or any Subsidiary potentially providing its services or products to the person, entity, or business concern.

(n)  “Restricted Area” means any metropolitan area or geographic market: (i) in which the Corporation or its Subsidiaries provided, offered to provide or marketed any products or services or conducted any  portion of its business at any time during the later of the last two years or during the Employee’s employment with the Corporation or its Subsidiaries; and/or (ii) in which the Corporation and/or its Subsidiaries are conducting business, or providing or marketing any product or service or actively pursuing a material amount of business at any time during the later of the last two years or during the Employee’s employment with the Corporation and/or its Subsidiaries as evidenced by definite and demonstrable actions by the Corporation or any such Subsidiary with respect to the area (e.g., contacting Covered Clients or Prospective Clients to solicit material business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).
(o) “Restricted Shares” means the shares of Stock subject to the restrictions specified in Paragraph 5 of this Agreement.
(p)  “Service” means Employee’s performance of services for the Corporation or a Subsidiary in the capacity of an Employee, a non-employee member of the Board of Directors or a consultant or independent advisor.  If Employee is on bona-fide leave of absence under the Family and Medical Leave Act of 1993, as amended, Employee will still be considered to be in Service to the Corporation or its Subsidiary.
(q) “Stock” means Common Stock, or any other securities that are substituted for Common Stock as provided in this Agreement.
(r) “Subsidiary” means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
3. Issuance of Restricted Shares.  Evidence of the issuance of the Restricted Shares pursuant to this Agreement may be accomplished in such manner as the Corporation or its authorized representatives shall deem appropriate, including, without limitation, electronic registration, book entry registration or issuance of a stock certificate or stock certificates in the name of the Employee.  In the event the Restricted Shares are issued in book-entry form, the depository and the Corporation’s transfer agent shall be provided with appropriate notice referring to the terms, conditions and restrictions applicable to the Restricted Shares, together with such stop-transfer instructions as the Corporation deems appropriate.  The Corporation may retain, at its option, the physical custody of any stock certificate representing any Restricted Shares, or require that such certificates be placed in escrow or trust, until all restrictions applicable thereto are removed or lapse.  The Employee shall promptly surrender to the Corporation for cancellation any stock certificate representing Restricted Shares that have become forfeited.

4. Stockholder Rights. Employee will be entitled to all the rights of absolute ownership of the Restricted Shares upon issuance thereof, including the right to vote except that the Employee will not be entitled to receive dividends with respect to any Restricted Shares.
5. Restrictions; Forfeiture.     The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in Paragraph 6 of this Agreement.  The Restricted Shares are also restricted in the sense that they may be forfeited to the Corporation.  If the Restricted Shares are forfeited as provided in this Agreement, the Restricted Shares shall be delivered to and/or revert to the Corporation for cancellation.
6. Expiration of Restrictions and Risk of Forfeiture.  Except as otherwise provided in any employment agreement in effect between Employee and the Corporation, the restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire and become transferable and non-forfeitable according to the schedule set forth in this Paragraph 6; provided, however, that such restrictions will expire on such dates only if Employee has been performing Service continuously since the Date of Grant through the applicable vesting date.
On Each of the Following Vesting Dates	Percentage of Restricted Shares Vesting
33.33%
33.33%
33.34%

Notwithstanding the foregoing, in the event of the Employee's death, disability or termination of employment without cause, the Committee or its delegate may in its discretion provide for the lapse of  the restrictions on all or part of the then unvested Restricted Shares as of the date of such death, disability or termination.

7. Conditions, Termination of Employment and Forfeiture

(a) Except as otherwise provided in any employment agreement in effect between Employee and the Corporation or as otherwise determined by the Committee or its delegate pursuant to Paragraph 6, if Employee’s Service as an employee is terminated for any reason, including Employee’s death or disability, then that portion, if any, of this Award for which restrictions have not lapsed as of the date of termination shall become null and void;  provided, however, that the portion, if any, of this Award for which restrictions have lapsed as of the date of such termination shall survive such termination.
(b) If at any time prior to the date on which the restrictions and risk of forfeiture on 100% of the Restricted Shares have lapsed, Employee does not have a current and properly executed Confidentiality Agreement on file with the Corporation, and Employee does not properly execute a Confidentiality Agreement and return the same to the Corporation within thirty (30) days after being notified by the Corporation of such failure, then the Corporation may, in its discretion and upon action of its President and Chief Executive Officer, Chief Operating Officer or Chief Financial Officer, cause the portion of the Award for which restrictions have not lapsed to become null and void and such Restricted Shares shall be forfeited to the Corporation.
8. Adjustment Provisions.  The terms of the Award and the number of Restricted Shares granted hereunder shall be subject to adjustment, from time to time, in accordance with the following provisions:

(a) If at any time or from time to time the Corporation shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock or otherwise), the number of shares of Stock then outstanding become a greater number of shares of Stock, then the number of Restricted Shares granted under the Award shall be increased proportionately.
(b) If at any time or from time to time the Corporation shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, the number of Restricted Shares granted under the Award shall be decreased proportionately.
(c) Whenever the number of Restricted Shares subject to the Award is required to be adjusted as provided in this Paragraph 8, the Corporation shall, within thirty (30) days following such adjustment, prepare and give to Employee a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in the number of Restricted Shares subject to the Award after giving effect to the adjustment.
(d) Adjustments under Paragraphs 8(a) and 8(b) shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding and conclusive.  No fractional interest shall be issued on account of any such adjustments.
9. Delivery of Certificates of Stock.  As promptly as administratively feasible following the expiration of the restrictions on the Restricted Shares as contemplated in Paragraph 6, and subject to the requirements of Paragraphs 7(b) and 10, the Corporation shall cause to be issued and delivered to Employee or Employee’s designee a certificate representing the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Corporation of any required tax withholding.  The value of such Restricted Shares shall not bear any interest owing as a result of the passage of time.
10. Conditions to Delivery of Stock.  Nothing herein shall require the Corporation to issue any Stock with respect to the Award if that issuance would, in the reasonable determination of  the Corporation, constitute a violation of applicable law, including the securities laws, or the rules of any applicable securities exchange or securities association, as then in effect.
11. Legends.  Any stock certificates representing Restricted Shares, when issued, shall bear appropriate legends with respect to the restrictions on transferability contained in this Agreement until the restrictions have expired as contemplated by Paragraph 6, and subject to the requirements of Paragraphs 7(b) and (10).  Additionally, such stock certificates shall also bear appropriate legends required under the securities laws.
12. Furnish Information.  Employee agrees to furnish to the Corporation all information requested by the Corporation to enable the Corporation to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable law.

13. Remedies. If the Corporation incurs legal fees and other expenses to enforce this Agreement and/or seek redress for any violation, Employee promises and agrees to pay all costs, court costs, fees and expenses, including reasonable attorneys’ fees, incurred by the Corporation to enforce this Agreement whether by an action to enforce specific performance or for damages for Employee’s breach or otherwise and/or recover and collect damages for any violation, whether or not litigation is commenced.  This is in addition to and not in lieu of any other remedies which the Corporation may have for any violation of this Agreement.
14. Payment of Taxes.  The Corporation may from time to time, in its discretion, require Employee to pay to the Corporation or its Subsidiary, as applicable, the amount that the Corporation deems necessary to satisfy the Corporation’s or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that Employee incurs as a result of the Award (and may require such greater payment as is permissible under applicable tax, legal, accounting and other guidance).  With respect to any such  tax withholding, Employee may (a) direct the Corporation to withhold from the shares of Stock to be issued to Employee the number of shares necessary to satisfy the Corporation’s obligation to withhold taxes, that determination to be based on the Fair Market Value of the shares of Stock at the time as of which such determination is made; (b) deliver to the Corporation sufficient shares of Stock to satisfy the Corporation’s tax withholding obligations, based on the Fair Market Value of the shares of Stock at the time as of which such determination is made; or (c) deliver sufficient cash to the Corporation to satisfy its tax withholding obligations.  If Employee elects to use such a stock withholding feature, Employee must make the election at the time and in the manner that the Corporation prescribes.  The Corporation may, at its sole option, deny Employee’s request to satisfy withholding obligations through Stock instead of cash.  In the event the Corporation subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, Employee shall pay to the Corporation, immediately upon the Corporation’s request, the amount of that deficiency.
15. Disclosure of Trade Secrets and Other Proprietary Information; Restrictive Covenants.
(a) Employee acknowledges that Employee is bound by and will continue to comply with the terms of the Confidentiality Agreement previously signed by Employee in favor of the Corporation notwithstanding any facts or events occurring prior to the date hereof.  The terms of the Confidentiality Agreement are incorporated herein by reference.  In the course and scope of employment with the Corporation or its Subsidiary, Employee will use and have access to Confidential Information (as defined below) belonging to the Corporation or its Subsidiaries above and beyond any Confidential Information previously received by Employee and will associate Employee with the goodwill of the Corporation and its Subsidiaries above and beyond any prior association of Employee with that goodwill.  In return, Employee agrees at all times during the term of Employee’s employment with the Corporation or its Subsidiary and thereafter not to directly or indirectly use or disclose (except as may be required for Employee to perform Employee’s duties for the Corporation or its Subsidiary) any Confidential Information without the prior and specific written authorization of the Corporation, and not to use Employee’s association with the Corporation’s goodwill for the benefit of any person or entity other than the Corporation or its Subsidiaries.  To enforce Employee’s promises in this regard, Employee agrees to comply with the provisions of this Paragraph 15 and the provisions of the Confidentiality Agreement.

(b) Without in any way limiting the foregoing, the Corporation hereby makes a binding promise not conditioned upon continued employment to provide Employee with Confidential Information. “Confidential Information” means any and all proprietary information and materials, as well as all trade secrets, belonging to the Corporation, its affiliates, its customers, or other third parties who furnished such information, materials, and/or trade secrets to the Corporation with expectations of confidentiality.  Confidential Information includes, without limitation, regardless of whether such information or material is explicitly identified or marked as confidential or proprietary:  (i) Inventions and technical information of the Corporation, its affiliates, its customers or other third parties, including computer programs, software, databases, know-how, code, programming techniques, discoveries, inventions, designs, developments, improvements, copyrightable and patentable material, original works of authorship, and trade secrets; (ii) non-public business information of the Corporation, its affiliates or its customers or other third parties including business plans and strategies, compensation data, non-public financial results and information, non-public sales, marketing, sales volume and profitability data (including by office, business partner, or product), pricing, margins, costs, bidding and marketing strategies, information regarding the skills, compensation and contact information  of employees and contractors of the Corporation or its Subsidiaries, and similar items; (iii) Corporation and Subsidiary customer lists and customer and prospect information (including sales volume, purchasing history, key contacts, needs, plans, requirements, expectations, and upcoming projects); (iv) information relating to future plans of the Corporation, its affiliates or customers, including marketing strategies, sales plans, pending projects and proposals, research and development efforts and strategies, and similar items; (v) other information of the Corporation, its affiliates, its customers or other third parties that grants an advantage over others in the industry by virtue of not being generally known. In return, Employee agrees to the terms of this Agreement and in particular the provisions of Paragraphs 15 and 16 of this Agreement.
(c) Employee will at all times during the term of Employee’s employment with the Corporation and thereafter: (a) hold in strictest confidence and use Employee’s best efforts and the utmost diligence to protect and safeguard the Confidential Information; and (b) not use, directly or indirectly (except as may be required for Employee to perform Employee’s duties for the Corporation), or disclose to any person or entity any Confidential Information, without the prior and specific written authorization of the Corporation.
(d) Upon execution of this Agreement, the Corporation agrees to associate Employee with the goodwill of the Corporation as an Employee of the Corporation.  Employee agrees not to use Employee’s association with the Corporation’s goodwill for the benefit of any person or entity other than the Corporation and its Subsidiaries.
(e) So as to enforce Employee’s promises regarding Confidential Information and the Corporation’s goodwill and to protect the trade secrets, employee relationships, and customer relationships and contacts of the Corporation and its Subsidiaries, Employee agrees that Employee shall not during Employee’s employment with the Corporation or one of its Subsidiaries, and for the twenty-four (24) month period immediately following the termination of Employee’s Service for any or no reason (twelve (12) months in the case of paragraph (ii) below):

(i)
directly or indirectly:  (A) solicit (or assist another in soliciting) any Covered Client or Prospective Client for Competitive Products or Services, or (B) provide (or assist another in providing) Competitive Products or Services to any Covered Client or Prospective Client;

(ii)
directly or indirectly:  solicit, recruit, hire, or otherwise interfere with the employment or engagement of any employee, contractor, or consultant of the Corporation or any Subsidiary who was an employee, contractor or consultant of the Corporation or any Subsidiary during the last twelve (12) months of Employee’s employment with the Corporation or any Subsidiary.  In the event a court of competent jurisdiction determines that Employee violated this paragraph of the Agreement and the solicited, recruited or hired away employee, contractor, or consultant terminates his or her employment or engagement with the Corporation or any Subsidiary, the Corporation shall be entitled to liquidated damages from the Employee, but not as a penalty, an amount equal to fifty percent (50%) of the annual compensation or fees the Corporation or Subsidiary paid to the solicited, recruited or hired away employee, contractor or consultant in the twelve (12) months preceding the date on which the employee, contractor or consultant ended his or her relationship with the Corporation or Subsidiary.

(iii)	engage in a Competing Business anywhere within the Restricted Area;
(iv)	perform any Competitive Duties (as an employee, consultant or otherwise) anywhere within the Restricted Area for any Competing Business; or
(v)
fail to abide by and comply with the restrictions on the use and disclosure of Confidential Information and trade secrets contained herein or in any other agreement now or hereafter entered into by the Employee with or for the benefit of the Corporation and its Subsidiaries, including, but not limited to, the Confidentiality Agreement.

(f) For purposes of this Agreement: (a) “soliciting” a Covered Client or Prospective Client shall be defined as accepting business from a Covered Client or Prospective  Client, or initiating or having contact or communication of any kind whatsoever, whether directly or indirectly and regardless of who made first contact, with the Covered Client or Prospective Client for the express or implicit purpose of inviting, encouraging or requesting the Covered Client or Prospective Client to transact business with Employee or the Employee’s new employer; (b) “soliciting” a Corporation employee, contractor or consultant shall be defined as initiating or having contact or communication of any kind whatsoever, whether directly or indirectly and regardless of who made first contact, with the employee, contractor or consultant for the express or implicit purpose of inviting, encouraging or requesting the employee, contractor or consultant to terminate his or her business/employment relationship with the Corporation.

(g) For a period of twenty-four (24) months immediately following the termination of Employee’s employment, Employee promises to disclose (within seven calendar days) to the Corporation in writing any employment, consulting, or other service relationship Employee enters into after the termination of Employee’s Service.
(h) As partial consideration for the granting of the Award hereunder, Employee hereby agrees to keep confidential the specifics of the Award (i.e., the number of Restricted Shares awarded and other non-public terms); except that the specifics may be disclosed in confidence to Employee’s spouse, tax and financial advisors and to Employee’s prospective employers in accordance with Paragraph 16(b).
(i) Notwithstanding any other language in this Agreement to the contrary, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, in the event Employee files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, Employee may disclose the trade secret to the attorney of Employee and use the trade secret information in the court proceeding, if Employee:  (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
16. Provisions Relating to the Restrictive Covenants.
(a) Employee agrees that irreparable damage will result to the Corporation in the event of the breach of any covenant contained herein and Employee agrees that in the event of such breach, the Corporation shall be entitled, in addition to other legal or equitable remedies and damages available, to an injunction to restrain the violation of these covenants of confidentiality and non-disclosure by Employee and all other persons acting for or with Employee.  The Corporation shall have the right to secure injunctive relief to enforce any breach or threatened breach of any provision of this Agreement, without the necessity or requiring any bond to be posted to obtain injunctive relief, and Employee waives any right to require that the Corporation post a bond in any amount to secure any such injunctive relief of a temporary or permanent nature.
(b) Employee acknowledges and agrees that the restrictions on competition contained herein are reasonable, do not impose a greater restraint than is necessary to protect the Confidential Information, goodwill, and other legitimate business interests of the Corporation, and are not unduly burdensome to Employee.  Employee expressly acknowledges that the Corporation competes throughout North America (among other countries) and that the scope of these limitations is reasonable and necessary for the protection of the Corporation’s Confidential Information, goodwill, and other legitimate business interests.  Employee further agrees that these restrictions allow Employee an adequate number and variety of employment alternatives, based on Employee’s varied skills and abilities.  Employee represents that Employee is willing and able to engage in other employment not prohibited by this Agreement.  Employee warrants that Employee is not violating any agreement to which Employee is a party, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants by accepting employment with, or otherwise performing services for, the Corporation.  Employee further warrants that Employee is not the employee of any other person or entity.  Employee agrees to provide a copy of this Agreement to any subsequent prospective employer or user of Employee’s services prior to Employee becoming employed or providing services.  If Employee subsequently desires to pursue any opportunity prohibited by the terms of this Agreement, Employee agrees to make written request to the Corporation’s most senior human resources officer for a modification of the restrictions contained in this Agreement prior to pursuing the opportunity, such request to include the name and address of the entity or business concern involved (if any) and the title, nature, and duties of the activity Employee wishes to pursue.  In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of any restriction contained herein is unenforceable under applicable law, the restriction shall not be terminated but shall be reformed and modified to such lesser degree or extent required to render it valid and enforceable as will grant the Corporation the maximum restriction on Employee’s activities permitted by applicable law in such circumstances.  Employee and the Corporation further agree that the court shall reform the duration of the restrictions contained herein by an amount of time equal to any period in which Employee is in breach of said restrictions.

(c) In the event the Employee violates any of the restrictions contained in Paragraph 15, the period of time during which the restriction is in effect shall automatically be extended for the period of time during which Employee was in violation of that provision.
(d) The restrictions set forth in Paragraph 15 continue in full force and effect whether Employee’s Service terminates with or without cause by Employee or the Corporation, regardless of the reason why employment terminates, and whether there is any change in any terms or conditions of Employee’s employment, any products or services offered or sold by the Corporation, any compensation arrangement, or benefits provided to Employee, or any position, duties or responsibilities held by Employee.
(e) In order to preserve the Corporation’s rights under this Agreement, the Corporation is authorized and has the right to inform any person or business with whom Employee has entered into any business, contractual, consulting or employment arrangement, or is negotiating or has contracted to do so, of the existence of this Agreement, and the Corporation shall not be liable for doing so.
17. Corporation Property.
(a) Any inventions, discoveries, designs, developments, improvements, copyrightable and patentable material, or trade secrets that Employee solely or jointly may conceive, develop, author, reduce to practice or otherwise produce during Employee’s employment with the Corporation or its Subsidiary, regardless of when reduced to writing or practice, which pertain to any aspect of the Corporation’s or its Subsidiaries’ business as described above (collectively herein “Inventions”) shall be the sole and absolute property of the Corporation and its Subsidiaries, and Employee shall promptly report and fully disclose the same to the Corporation and promptly execute any and all documents that may from time to time reasonably be requested by the Corporation to assure the Corporation the full and complete ownership thereof.

(b) If an Invention constitutes an original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, computer programs, drawings, maps, models, manuals, brochures and the like), the Corporation shall be deemed the author of such work if the work is prepared by Employee in the scope of Employee’s employment.
(c) If the work is not prepared by an Employee but is specifically ordered by the Corporation as, without limitation, a contribution to a collective work, a translation, a supplementary work, a derivative work, as a compilation, or as an instructional text, then such work shall be considered to be a work made for hire and the Corporation shall be the author of the work and the owner of the intangible rights of copyright therein.  Additionally, all documents drawings, memoranda, notes records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and/or copyrightable expressions are and shall be the sole and exclusive property of the Corporation.
(d) Employee waives and quitclaims to the Corporation any and all claims of any nature whatsoever that Employee now or hereafter may have for infringement of any patent application, patent, copyright, or other intellectual property right relating to any Inventions so assigned to the Corporation.
(e) Both during the period of Employee’s employment by the Corporation or its Subsidiary and thereafter, Employee shall assist the Corporation or its nominees, at any time and for reasonable compensation, in the protection of the Corporation’s and its Subsidiaries’ worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by the Corporation or its nominees and the execution of all lawful oaths and declarations for applications for patents and registration of copyright in the United States and foreign countries.
(f) Notwithstanding the foregoing, Employee’s obligation to assign shall not apply to any Inventions about which the Employee can prove: (a) they were developed entirely on Employee’s own time; (b) no equipment, supplies, facility, services or trade secret information of the Corporation or its Subsidiaries was used in their development; (c) they do not relate (i) directly to the business of the Corporation or its Subsidiaries; or (ii) to the actual or demonstrably anticipated business, research or development of the Corporation or its Subsidiaries; and (d) they do not result from any work performed by Employee for the Corporation or its Subsidiaries  (“Employee Inventions”).  In order to be recognized by the Corporation, Employee Inventions must be agreed to by the signature of an authorized representative of the Corporation.
(g) The Corporation, as an active participant in the open source community, often uses open source community software source code in connection with work for the Corporation’s clients.  The Corporation recognizes that the culture within the open source community often involves sharing code amongst the community, even with companies in direct competition with each other.  Given this reality and notwithstanding any other provisions of this Agreement, Employee’s obligations within this Agreement to assign Inventions and developments to the Corporation shall not apply to open source software materials that are developed by Employee in the course of doing Corporation business.  Employee is given permission to donate such open source software materials back to the open source community unless one or both of the following exceptions occur:  (i) the open source software developed was developed for a customer who requests that the software not be shared; and/or (ii) the Corporation requests that the software not be shared.  This special exception set forth in this paragraph may be withdrawn by the Corporation upon notice to Employee.

(h) Upon termination of this Agreement, or otherwise before then on request, Employee shall promptly return to the Corporation any computer-related hardware, documents or other materials in Employee’s possession containing any Confidential Information and all other property of the Corporation in Employee’s possession.  Employee further represents and agrees that Employee will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Corporation.  Employee additionally represents that, upon termination of Employee’s employment with the Corporation or otherwise before then upon request, Employee will not retain in Employee’s possession any such software, documents or other materials.
18. Right of the Corporation and Subsidiary to Terminate Service.  Nothing contained in this Agreement shall confer upon Employee the right to continue in the employment or other Service of the Corporation or any Subsidiary, or interfere in any way with the rights of the Corporation or any Subsidiary to terminate Employee’s Service at any time.
19. No Liability for Good Faith Determinations.  The Corporation, the Committee and the members of the Board of Directors shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.
20. Amendment.  The Award may be amended by the Board of Directors or by the Committee at any time (i) if the Board of Directors or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state tax law, federal or state securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (ii) other than in the circumstances described in clause (i) or provided in the Plan, with Employee’s consent.
21. Execution of Receipts and Releases.  Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee or to Employee’s legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Corporation may require Employee or Employee’s legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as the Corporation shall determine.
22. No Guarantee of Interests.  The Board of Directors and the Corporation do not guarantee the Stock of the Corporation from loss or depreciation.

23. Corporation Records.  Records of the Corporation or its Subsidiaries regarding Employee’s period of employment or other Service, termination of Service and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Corporation or the Committee to be incorrect.
24. Severability.  Except as is contemplated by Paragraph 16(b), if any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
25. Notices.
(a) Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.
The Corporation and Employee agree that any notices shall be given to the Corporation or to Employee at the following address; provided that the Corporation or Employee may change, at any time and from time to time, by written notice to the other, the address which it or he or she had previously specified for receiving notices.
Corporation or Board of Directors:	Perficient, Inc. 555 Maryville University Drive, Suite 600 St. Louis, MO 63141 Attn: Paul E. Martin, Chief Financial Officer
Holder:	At Employee’s current address as shown below underneath Employee’s signature, or if not so shown, then as shown in the Corporation’s records

(b) Any person entitled to notice hereunder may waive such notice.
26. Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
27. Successors and Assigns; Assignment; Intended Beneficiaries. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee.  This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and legal representatives and the Corporation and its successors and assigns.  Successors of the Corporation shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Corporation, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Corporation” for the purpose hereof.  The Corporation shall have the right to assign this Agreement to an affiliate or in connection with the sale of all or a portion of its business or assets or otherwise by operation of law, and such assignment shall not in any way release Employee from any of Employee’s obligations under this Agreement, nor preclude or limit the Corporation’s right to enforce the same.

28. No Waiver By Action.  Any waiver or consent from the Corporation respecting any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent.  The failure or delay of the Corporation at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Corporation’s right at a later time to enforce any such term or provision.
29. Counterparts; Missouri Governing Law; Attorneys’ Fees. This Agreement may be executed in two counterpart copies, each of which may be executed by one of the parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the parties hereto.  This Agreement and all other aspects of the Employee’s employment shall be governed by and construed and interpreted in accordance with the internal laws of the State of Missouri without reference to conflicts of law principles, or any rule or decision that would defer to the substantive laws of another jurisdiction.  In the event a court of competent jurisdiction determines that the Employee breached this Agreement, including the covenants of confidentiality and non-disclosure contained in this Agreement, in any manner, the Corporation shall also be entitled to its reasonable costs and attorneys’ fees associated with any legal or equitable action against the Employee relating to the Employee’s breach of this Agreement, including a breach of the covenants of confidentiality and non-disclosure contained in this Agreement.
30. Entire Agreement. This Agreement is in addition to, and does not supersede or replace, the Confidentiality Agreement or any other award agreement or any other agreement between the Corporation and Employee, and this Agreement may be enforced on its own terms and without in any manner being altered, amended, canceled, or superseded by any other such agreement. Likewise, any other such agreement may be enforced without reference to this Agreement.
31. Word Usage.  Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.

32. Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MISSOURI OR THE COURTS OF THE STATE OF MISSOURI LOCATED IN THE COUNTY OF ST. LOUIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer as of the Date of Grant first above written.

PERFICIENT, INC.

By: ____________________
Paul E. Martin
Chief Financial Officer

ACKNOWLEDGED AND AGREED:

______________________________
[Employee]

Date: _________________________

Address:      ______________________
______________________
______________________

17